EXHIBIT 32.1

Certification Under Section 906 of the Sarbanes—Oxley Act of 2002 / 18 U.S.C. Section 1350 / SEC Rule 13a-14(b)

Thomas L. Tullie, in his capacity as the Chief Executive Officer of Path 1 Network Technologies Inc. (the “Company”), hereby certifies that, to the best of his knowledge:

1. The Form 10-Q report of the Company that this certification accompanies fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

2. The information contained in the Form 10-Q report of the Company that this certification accompanies fairly presents, in all material respects, the financial condition and results of operations of the Company for the period covered by the Form 10Q report.

A signed copy of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission (“SEC”) or its staff upon request.

This certification accompanies the Form 10-Q to which it relates, is not deemed filed with the SEC and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended or the Exchange Act (whether made before or after the date of this Quarterly Report) irrespective of any general incorporation language contained in such filing.

Dated: November 13, 2006

/s/ Thomas L. Tullie
Thomas L. Tullie
President and Chief Executive Officer